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FOR IMMEDIATE RELEASE


Investor Contact:  Joseph F. Pesce, CFO, Renaissance Worldwide, Inc.,
(781) 290-3004, jpesce@rens.com


               RENAISSANCE WORLDWIDE ANNOUNCES MANAGEMENT BUYOUT

WALTHAM, MA -- JUNE 21, 2001 -- Renaissance Worldwide, Inc. (NASDAQ: REGI), a leader in business and technology consulting services, today reported that a Special Committee of the Board of Directors has accepted an offer, subject to shareholder approval, from the Company's Chairman and CEO, G. Drew Conway, to purchase all of the shares of the Company's outstanding common stock for $1.65 per share. Mr. Conway signed an agreement and plan of merger with the Company earlier today pursuant to which Mr. Conway would acquire the Company in a cash merger after the Company obtains stockholder approval. The Company expects to mail a proxy statement seeking stockholder approval for the transaction as soon as it receives clearance from the Securities and Exchange Commission.

"Although my confidence in the long-term prospects of this Company has never wavered, the past eighteen months have presented significant challenges. It is clear that the public markets do not view our sector favorably and, given the current economic climate, there is no reasonable likelihood that this situation will improve in the near term. My offer to pay a 267% premium to the June 20th closing price gives the public a fair price for its shares," said Drew Conway, Renaissance Chairman and Chief Executive Officer. "It will also allow me and my management team to focus our efforts on long-term strategic initiatives rather then the quarter-to-quarter results that Wall Street demands."

ABOUT RENAISSANCE

Headquartered in Waltham, Massachusetts, Renaissance Worldwide is a $300M consulting firm that provides business-focused IT solutions by the person, team or project. Renaissance focuses on helping its clients plan, develop, and manage their IT initiatives. Our strength is our national network of 28 offices with dedicated account teams and consultants, that focus on select clients, technologies, and industries. Renaissance delivers services to Fortune 2000, middle-market and public sector clients using its proven Concept-to-Completion delivery model. For 15 years, Renaissance has consistently been rated a top-tier supplier. We invite you to discover why. Visit Renaissance on the Web at http://www.rens.com.

This press release contains forward-looking statements. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements, including revenue deterioration, lack of profitability, and potential delisting, as well as the factors discussed in our Annual Report of Form 10-K, filed on March 16, 2001, and our other filings with the Securities and Exchange Commission. Renaissance(TM), Renaissance Worldwide(TM) and Concept-to-Completion(R) are trademarks of Renaissance Worldwide, Inc.